Exhibit 10.4

Execution Copy

OMNIBUS AGREEMENT

AMONG

UNITED STATES SHIPPING MASTER LLC

US SHIPPING GENERAL PARTNER LLC

U.S. SHIPPING OPERATING LLC

AND

U.S. SHIPPING PARTNERS L.P.

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT is entered into on, and effective as of, the Closing Date, among United States Shipping Master LLC, a Delaware limited liability company (“Shipping Master”), US Shipping General Partner LLC, a Delaware limited liability company (including any permitted successors and assigns under the MLP Agreement (as defined herein), the “General Partner”), for itself and on behalf of the MLP in its capacity as general partner, U.S. Shipping Operating LLC, a Delaware limited liability company (the “OLLC”), and U.S. Shipping Partners L.P., a Delaware limited partnership (the “MLP”).  The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties”.

R E C I T A L S:

The Parties desire by their execution of this Agreement to evidence their understanding, (i) as more fully set forth in Article II of this Agreement, with respect to certain non-competition obligations on the part of the Shipping Master Entities (as defined herein) during the term of this Agreement; (ii) as more fully set forth in Article III of this Agreement, with respect to certain indemnification obligations of Shipping Master; and (iii) as more fully set forth in Article IV of this Agreement, with respect to a tax payment loan to be made by the General Partner to the MLP.

In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
Definitions

1.1       Definitions.  (a) Capitalized terms used herein but not defined shall have the meanings given them in the MLP Agreement.

(b)        As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Agreement” means this Omnibus Agreement, as it may be amended, modified, or supplemented from time to time in accordance with the terms hereof.

“Assets” has the meaning given such term in Section 3.1.

“Change of Control” means, with respect to any Person (the “Applicable Person”), any of the following events:  (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the Applicable Person’s assets  to any other Person, unless immediately following such sale, lease, exchange or other transfer such assets are owned, directly or indirectly, by the Applicable Person; (ii) the dissolution or liquidation of the Applicable Person; (iii) the consolidation or merger of the Applicable Person with or into another Person pursuant to a transaction in which the outstanding Voting Securities of  the Applicable Person are changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Securities of the Applicable Person are changed into or exchanged for Voting Securities of the surviving corporation or its parent and (b) the holders of the Voting Securities of the Applicable Person immediately prior to such transaction own, directly or indirectly, not less than a majority of the outstanding Voting Securities of the surviving corporation or its parent immediately after such transaction; and (iv) a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act) being or becoming the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of the Applicable Person, except in a merger or consolidation which would not constitute a Change of Control under clause (iii) above.

“Closing Date” means the date of the closing of the initial public offering of common units representing limited partner interests in the MLP.

“Conflicts Committee” has the meaning given such term in the MLP Agreement.

“Contribution Agreement” has the meaning given such term in the MLP Agreement.

“control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Environmental Losses” means all environmental and toxic tort losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and experts’ fees) of any and every kind or character, suffered or incurred by the Partnership Group by reason of or arising out of:

(i)                                     any violation or correction of violation of Environmental Laws or

(ii)                                  any event or condition associated with ownership or operation of the Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial or corrective action or other plans required or necessary under Environmental Laws and (C) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

but only to the extent that such violation complained of under clause (i), or such events or conditions included in clause (ii), occurred before the Closing Date and were unknown by the MLP and its management at the time of the Closing Date.

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments and ordinances relating to protection of health and safety and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Hazardous Materials Transportation Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act, and other environmental conservation and protection laws, each as amended through the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Partner” has the meaning given such term in the introduction to this Agreement.

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act and (b) oil as defined in the Oil Pollution Act of 1990, including without limitation petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons.

“Market Value” means (a) with respect to a Common Unit, the average closing sales price per Common Unit on the New York Stock Exchange, or other exchange or quotation service on which the Common Units may be listed for the five consecutive trading days immediately preceding the date of determination (the “Common Unit Closing Price”) and (b) with respect to a Subordinated Unit, the Common Unit Closing Price, discounted by 25%.  Notwithstanding the foregoing, the amount of such discount shall be decreased by 5% immediately after (x) the Minimum Quarterly Distribution has been paid to the holders of all outstanding Units for four successive quarterly periods and (y) the Adjusted Basic Surplus (as defined in the MLP Agreement) generated during by the Partnership during such four-quarter period equaled or exceeded the sum of the Minimum Quarterly Distribution paid to holders of all outstanding Units during such four-quarter period; provided, that at least one year must elapse between each such 5% decrease in amount of such discount.

“Minimum Quarterly Distribution” has the meaning given such term in the MLP Agreement.

“MLP” has the meaning given such term in the introduction to this Agreement.

“MLP Agreement” means the Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. An amendment or modification to the MLP Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement only if it has received the approval that would be required pursuant to Section 6.6 hereof if such amendment or modification were an amendment or modification of this Agreement.

“OLLC” has the meaning given such term in the introduction to this Agreement.

“Partnership Entities” means the General Partner and each member of the Partnership Group.

“Partnership Group” means the MLP, the OLLC and any Subsidiary of any such Person.

“Person” means a corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity.

“Prospectus” means the final prospectus, dated October 28, 2004, relating to the initial public offering of common units representing limited partner interests in the MLP, as filed with Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933.

“Restricted Businesses” has the meaning given such term in Section 2.1.

“Retained Assets” has the meaning given such term in the Contribution Agreement.

“Shipping Master Entities” means Shipping Master and any Person controlled by Shipping Master, in each case other than the Partnership Entities.

“Sponsor Units” means the Common Units and Subordinated Units received by Shipping Master pursuant to the Contribution Agreement in connection with the formation of the MLP.

“Subsidiary” has the meaning given such term in the MLP Agreement.

“Tax Payment Loan” has the meaning given such term in Section 4.1.

“Unit” has the meaning given such term in the MLP Agreement.

“Voting Securities” means securities of any class of Person entitling the holders thereof to vote in the election of members of the board of directors or other similar governing body of the Person.

ARTICLE II
Business Opportunities

2.1       Restricted Businesses.  For so long as US Shipping General Partner LLC (or any Person that directly, or indirectly through one or more intermediaries, is controlled by or under common control with Shipping Master) is the general partner of the MLP, each of the Shipping Master Entities shall be prohibited from engaging in or acquiring (i) any business providing marine transportation, distribution and logistics services or (ii) any business that generates “qualifying income” within the meaning of Section 7704(d) at the time such business is first proposed to be engaged in by any such Shipping Master Entity (“Restricted Businesses”).  Notwithstanding the foregoing, a Shipping Master Entity may own and/or operate any of the Retained Assets.

2.2       Conflicts Committee Exception.  Notwithstanding any provision of Section 2.1 to the contrary, the Shipping Master Entities may engage in any Restricted Business with the approval of the Conflicts Committee.

2.3       Scope of Prohibition.  Except as provided in this Article II and the MLP Agreement, each Shipping Master Entity shall be free to engage (whether directly or through the acquisition of equity or debt interests in any Person) in any business activity whatsoever, including those that may be in direct competition with any Partnership Entity.

2.4       Enforcement.  Each Shipping Master Entity agrees and acknowledges that the Partnership Entities do not have an adequate remedy at law for the breach by the Shipping Master Entity of the covenants and agreements set forth in this Article II, and that any breach by any Shipping Master Entity of the covenants and agreements set forth in this Article II would result in irreparable injury to the Partnership Entities.  Each Shipping Master Entity further agrees and acknowledges that any Partnership Entity may, in addition to the other remedies which may be available to the Partnership Entities, file a suit in equity to enjoin any Shipping Master Entity from such breach, and each Shipping Master Entity consents to the issuance of injunctive relief to enforce the provisions of Article II of this Agreement.

ARTICLE III
Indemnification

3.1       Shipping Master Indemnification.  Subject to the provisions of Section 3.2 and Section 3.3, Shipping Master shall indemnify, defend and hold harmless the Partnership Group from and against (a) any Covered Environmental Losses relating to the assets contributed by the Shipping Master Entities to the Partnership Group prior to or on the Closing Date (the “Assets”) for a period of five (5) years from the Closing Date; (b) the failure of the Partnership Group to be the owner of such valid leasehold interests or fee ownership interests in and to the Assets and such failure renders the Partnership Entities unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by the Shipping Master Entities immediately prior to the Closing Date to the extent that the Shipping Master Entities are notified of any of the foregoing within two (2) years of the Closing Date; (c) the failure of the Partnership Entities to have on the Closing Date any consent or governmental permit and such failure renders the Partnership Entities unable to use or operate the Assets in substantially the same manner that the Assets were owned and operated by the Shipping Master Entities immediately prior to the Closing Date to the extent that the Shipping Master Entities are notified of any of the foregoing within two (2) years of the Closing Date; (d) any events or conditions attributable to or associated with the ownership or operation of the Retained Assets, whether occurring before or after the Closing Date; and (e) all federal, state and local income tax liabilities attributable to the operation of the Assets prior to the Closing Date, including any such income tax liabilities of the Shipping Master Entities that may result from the consummation of the formation transactions for the Partnership Group and the General Partner until 60 days after the expiration of any applicable statute of limitations but excluding any federal, state and local income taxes reserved on the books of the Partnership Group on the Closing Date.

3.2       Limitations Regarding Indemnification.  The aggregate liability of Shipping Master under Section 3.1(a) shall not exceed $10.0 million.  Furthermore, no claim may be made against Shipping Master for indemnification pursuant to Section 3.1(a) unless the aggregate dollar amount of all claims for indemnification pursuant to such section shall exceed $500,000, in which case Shipping Master shall be liable for claims for indemnification only to the extent such aggregate amount exceeds $500,000.

3.3       Indemnification Procedures.

(a)        The members of the Partnership Group agree that within a reasonable period of time after they become aware of facts giving rise to a claim for indemnification pursuant to Section 3.1, they will provide notice thereof in writing to Shipping Master specifying the nature of and specific basis for such claim.

(b)        Shipping Master shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Partnership Group that are covered by the indemnification set forth in Section 3.1, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent (which consent shall not be unreasonably withheld) of the Partnership Group unless it includes a full release of the Partnership Group from such matter or issues, as the case may be.

(c)        The members of the Partnership Group agree to cooperate fully with Shipping Master with respect to all aspects of the defense of any claims covered by the indemnification set forth in Section 3.1, including, without limitation, the prompt furnishing to Shipping Master of any correspondence or other notice relating thereto that the Partnership Group may receive, permitting the names of the members of the Partnership Group to be utilized in connection with such defense, the making available to Shipping Master of any files, records or other information of the Partnership Group that Shipping Master considers relevant to such defense and the making available to Shipping Master of any employees of the Partnership Group; provided, however, that in connection therewith Shipping Master agrees to use reasonable efforts to minimize the impact thereof on the operations of the Partnership Group and further agrees to maintain the confidentiality of all files, records and other information furnished by a member of the Partnership Group pursuant to this Section 3.3.  In no event shall the obligation of the Partnership Group to cooperate with Shipping Master as set forth in the immediately preceding sentence be construed as imposing upon the Partnership Group an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the members of the Partnership Group may, at their own option, cost and expense, hire and pay for counsel in connection with any such defense.  Shipping Master agrees to keep any such counsel hired by the Partnership Group reasonably informed as to the status of any such defense, but Shipping Master shall have the right to retain sole control over such defense.

(d)        In determining the amount of any loss, cost, damage or expense for which any of the members of the Partnership Group is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Partnership Group, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Partnership Group as a result of such claim and (ii) all amounts recovered by the Partnership Group under contractual indemnities from third Persons.  The Partnership hereby agrees to use commercially reasonable efforts to realize any applicable insurance proceeds or amounts recoverable under such contractual indemnities.

3.4       Restriction on Transfer of Sponsor Units.

(a)        Through and until the expiration of the indemnity set forth in Section 3.1(a) above, Shipping Master hereby agrees not to sell, convey, transfer, pledge or otherwise dispose of or encumber any of its Sponsor Units, unless immediately following the closing of such sale, conveyance, transfer, pledge or other disposal or encumbrance, Shipping Master shall retain a number of Sponsor Units having, in the aggregate, a Market Value of not less than $10.0 million, less any amounts paid by the General Partner pursuant to its indemnification obligation under Section 3.1(a) prior to such determination.  Shipping Master shall have no obligation to retain or hold any Units other than as set forth in this Section 3.4.

ARTICLE IV
Tax Payment Loan and Repayment

4.1       Tax Payment Loan.  The General Partner hereby agrees to loan to the MLP an aggregate amount (the “Tax Payment Loan”) equal to the lesser of (a) $770,000 and (b)

the estimated tax liability payments to be made (including federal and state income taxes) for the year 2005 by USCS Chemical Pioneer, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of the MLP (“Chemical Pioneer Inc.”).  The Tax Payment Loan shall be disbursed in four equal installments.  The General Partner shall make such disbursements to the MLP within ten days after the payment of each quarterly distribution made by the MLP to unitholders in 2005.  Shipping Master hereby agrees to provide any funds needed by the General Partner in order to fulfill its obligations under this Section 4.1.

4.2       MLP Repayment of Tax Payment Loan.

(a)        The MLP hereby agrees to repay the General Partner in respect of the Tax Payment Loan an aggregate amount equal to the lesser of (i) the unpaid balance of the Tax Payment Loan and (ii) the excess, if any, in each of the years 2006 through 2014 of the Gross Margin (as defined below) of Chemical Pioneer Inc. for such year over the amount specified on Exhibit A hereto for such year, plus, in either case, interest thereon at the applicable federal rate (“Interest”).  For purposes hereof, “Gross Margin” shall mean the gross revenues of Chemical Pioneer Inc. less its voyage expenses and vessel operating expenses, as determined in accordance with United States generally accepted accounting principles consistently applied.

(b)        The MLP shall make repayments of the Tax Payment Loan to the General Partner on December 31 of each year, commencing December 31, 2007.

(c)        Notwithstanding the foregoing, any remaining unpaid balance of the Tax Payment Loan, together with Interest thereon, will be due and payable on December 31, 2014.  Furthermore, the MLP may prepay the Tax Payment Loan at any time, in whole or in part, without penalty or premium, provided that such prepayment does not adversely affect the MLP’s ability to pay the Minimum Quarterly Distribution.

(d)        The MLP shall have no obligation to the General Partner with respect to the repayment of the Tax Payment Loan other than as set forth in this Section 4.2.

ARTICLE V
Solvency Representation

5.1       Solvency of Shipping Master Entities.  Each of the Shipping Master Entities is, and immediately after giving effect to the transactions contemplated in the Contribution Agreement will be, Solvent.  For purposes of this Section 5.1, “Solvent” means with respect to the applicable party as of any date of determination, that on such date (a) the fair value of the property of such party is greater than the total amount of liabilities, including, without limitation, contingent liabilities of such party that would constitute liabilities under United States generally accepted accounting principles consistently applied, (b) the present fair saleable value of the assets of such party is not less than the amount that will be required to pay its debts as they become absolute and matured, taking into account the possibility of refinancing such obligations and selling assets, (c) such party does not intend to, and does not believe that it will, incur debts or liabilities beyond such party’s ability to pay such debts as they mature, taking into account the possibility of refinancing such obligations and selling assets and (d) such party is not engaged in business or a transaction, and does not intend to engage in business or a transaction, for which such party’s property remaining after such transaction would constitute unreasonably small capital.

ARTICLE VI
Miscellaneous

6.1       Choice of Law; Submission to Jurisdiction.  This Agreement shall be subject to and governed by the laws of the State of New York, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state.  Each Party hereby submits to the jurisdiction of the state and federal courts in the State of New York and to venue in New York, New York.

6.2       Notice.  All notices or requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party.  Notice given by personal delivery or mail shall be effective upon actual receipt.  Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours.  All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement, or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 6.2.

6.3       Entire Agreement.  This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

6.4       Termination.  The provisions of Article II of this Agreement will be terminated upon a Change of Control of Shipping Master.

6.5       Effect of Waiver or Consent.  No waiver or consent, express or implied, by any Party to or of any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder.  Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

6.6       Amendment or Modification.  This Agreement may be amended or modified from time to time only by the written agreement of all the Parties; provided, however, that the MLP and the OLLC may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that, in the reasonable discretion of the General Partner, will adversely affect the holders of Common Units.  Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.

6.7       Assignment.  No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties.

6.8       Counterparts.  This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

6.9       Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

6.10     Gender, Parts, Articles and Sections.  Whenever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.  All references to Article numbers and Section numbers refer to Articles and Sections of this Agreement.

6.11     Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

6.12     Withholding or Granting of Consent.  Each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

6.13     Laws and Regulations.  Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

6.14     Negotiation of Rights of Shipping Master, Limited Partners, Assignees, and Third Parties.  The provisions of this Agreement are enforceable solely by the Parties, and no member of Shipping Master and no limited partner, member, assignee or other Person of the MLP or the OLLC shall have the right, separate and apart from Shipping

Master, the MLP or the OLLC, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

6.15     No Recourse Against Officers or Directors.  For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer or director of any Shipping Master Entity or any Partnership Entity.

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

UNITED STATES SHIPPING MASTER LLC

By:	/s/ Paul B. Gridley
Mr. Paul Gridley
Chairman and Chief Executive Officer

Address for Notice:

399 Thornall Street
8th Floor
Edison, New Jersey 08837
Phone: (732) 635-1500
Fax: (732) 635-1940
Attention: Mr. Paul Gridley

US SHIPPING GENERAL PARTNER LLC

By:	/s/ Paul B. Gridley
Mr. Paul Gridley
Chairman and Chief Executive Officer

Address for Notice:

399 Thornall Street
8th Floor
Edison, New Jersey 08837
Phone: (732) 635-1500
Fax: (732) 635-1940
Attention: Mr. Paul Gridley

U.S. SHIPPING OPERATING LLC

By:	U.S. SHIPPING PARTNERS L.P.

By:	US Shipping General Partner LLC, its general partner

	By:	/s/ Paul B. Gridley
Mr. Paul Gridley
Chairman and Chief Executive Officer

Address for Notice:

399 Thornall Street
8th Floor
Edison, New Jersey 08837
Phone: (732) 635-1500
Fax: (732) 635-1940
Attention: Mr. Paul Gridley

U.S. SHIPPING PARTNERS L.P.

By:	US Shipping General Partner LLC, its general partner

	By:	/s/ Paul B. Gridley
Mr. Paul Gridley
Chairman and Chief Executive Officer

Address for Notice:

399 Thornall Street
8th Floor
Edison, New Jersey 08837
Phone: (732) 635-1500
Fax: (732) 635-1940
Attention: Mr. Paul Gridley

Exhibit A

Year	Target Gross Margin
(dollars in thousands)
2006	$4,410
2007	$5,760
2008	$3,989
2009	$5,948
2010	$6,057
2011	$4,744
2012	$6,321
2013	$4,896